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                  [LETTERHEAD OF ALSTON & BIRD APPEARS HERE]


                              September 27, 1996

Equifax Inc.
1600 Peachtree Street, N.W.
Atlanta, Georgia  30309

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have served as counsel for Equifax Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), of an aggregate of 38,088 shares (the "Shares") of the Company's common stock, $1.25 par value, to be sold by certain Selling Shareholders named in the Registration Statement.

     In the capacity described above, we have considered such matters of law and of fact, including the examination of original or copies, certified or otherwise identified to our satisfaction, of such records, certificates and other documents, as in our judgment are necessary or appropriate to render the opinions hereinafter set forth.

     Based upon and subject to the foregoing, it is our opinion that the shares have been duly authorized and are validly issued, fully paid and non-assessable under the laws of the State of Georgia as in effect on this date.

     We hereby consent to the reference to our Firm under the heading "legal opinion" in the Prospectus contained in the Registration Statement and to the filing of this Opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              ALSTON & BIRD



                              By:  /s/ Teri Lynn McMahon
                                 ----------------------------------
                                       Teri Lynn McMahon